Mail Stop 3561

								August 18, 2005

 BY U.S. Mail and Facsimile [ (403) 205 - 9000 ]

 Mr. Robert J. Ritchie, President and Chief Executive Officer
 CANADIAN PACIFIC RAILWAY LIMITED
 CANADIAN PACIFIC RAILWAY COMPANY
Suite 500, Gulf Canada Square
401-9th Avenue S.W.
Calgary, Alberta, Canada  T2P 4Z4

 	Re:	Canadian Pacific Railway Limited
 		40-F for Fiscal Year Ended December 31, 2004
 		File No. 1-01342

 	Re:	Canadian Pacific Railway Company
 		40-F for Fiscal Year Ended December 31, 2004
 		File No. 1-15272

Dear Mr. Ritchie:

	We have completed our review of your Form 40-F and have no further comments at this time.

      Sincerely,



								David R. Humphrey
								Accounting Branch Chief

cc:	M.T. (Mike) Waites
	Chief Financial Officer

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